Exhibit 99.1

MoneyLion Reports Record Fourth Quarter and Full Year 2022
Results, Reached Significant Profitability Milestone Exiting 2022

Record GAAP and Adjusted Revenue for Fourth Quarter and Full Year 2022

Record Customer Adds of 1.1 Million in Q4 2022; Total Customers up 97% Year-over-Year to 6.5 Million

Management Expects Positive Adjusted EBITDA for Full Year 2023

NEW YORK, NY, March 14, 2023 – MoneyLion Inc. (“MoneyLion”) (NYSE: ML), a leader in financial technology powering the next generation of personalized content and products, today announced financial results for the fourth quarter and full year ended December 31, 2022. MoneyLion will host a conference call and webcast at 8:30 a.m. ET today. An earnings presentation and link to the webcast are available at investors.moneylion.com.

“I am incredibly proud of the transformative change that the MoneyLion team achieved in 2022,” said Dee Choubey, co-founder and Chief Executive Officer of MoneyLion. “From integrating our unique combination of assets, to setting the team up for efficient execution in a tough operating environment, we delivered incredible value to our customers, resulting in record operating and financial performance in 2022. We achieved another quarter of record Adjusted Revenue and exited the year with positive Adjusted EBITDA in December, highlighting an important milestone and crossing an inflection point. MoneyLion is well positioned for profitable growth in 2023 with a smart business model that drives must-have value to both customers and enterprise clients.”

Choubey continued, “Our strong performance in 2022 is a reflection of the investments we have made to create a durable and self-reliant ecosystem. With all of the pieces in place, we are positioned to deliver profitability at scale.”

Financial Results(1)*

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022		2021	% Change	2022		2021	% Change
(in thousands)
GAAP
Total revenues, net	$94,943		$55,548	71%	$340,745		$171,075	99%
Gross profit	57,550		35,644	61%	195,109		104,150	87%
Net loss*	(136,241	)*	(32,220)	—	(190,301	)*	(169,484)	—

Non-GAAP
Adjusted Revenue	$92,445		$53,999	71%	$328,253		$164,915	99%
Adjusted Gross Profit	57,543		35,640	61%	195,081		104,264	87%
Adjusted EBITDA	(5,632)		(31,863)	—	(63,296)		(67,140)	—

(in millions)
Key Operating Metrics
Total Customers	6.5		3.3	97%	6.5		3.3	97%
Total Products	12.9		8.0	60%	12.9		8.0	60%
Total Originations	$496		$386	28%	$1,788		$1,086	65%

*	Net loss includes a one-time non-cash goodwill impairment loss of $136.8 million in 2022

“MoneyLion delivered record Adjusted Revenue of $92 million and improved our Adjusted EBITDA to ($6) million in the fourth quarter. Our full year 2022 Adjusted Revenue grew 99% year-over-year to $328 million, which was at the high end of our range, and Adjusted EBITDA was ($63) million, which was a beat versus our guidance of ($65) to ($70) million. For the first quarter of 2023, we expect Adjusted Revenue of approximately $85 to $88 million and Adjusted EBITDA of approximately ($4) to $0 million. For the full year 2023, we expect positive Adjusted EBITDA, reflecting our continued focus on reaching sustained profitability at scale,” said Rick Correia, MoneyLion’s Chief Financial Officer.

Total revenues, net increased 71% to $94.9 million for the fourth quarter of 2022 compared to the fourth quarter of 2021 and increased 99% to $340.7 million for the full year 2022 compared to the full year 2021. Adjusted Revenue increased 71% to $92.4 million for the fourth quarter of 2022 compared to the fourth quarter of 2021 and increased 99% to $328.3 million for the full year 2022 compared to the full year 2021.

Gross profit increased 61% to $57.5 million for the fourth quarter of 2022 compared to the fourth quarter of 2021 and increased 87% to $195.1 million for the full year 2022 compared to the full year 2021. Adjusted Gross Profit increased 61% to $57.5 million for the fourth quarter of 2022 compared to the fourth quarter of 2021 and increased 87% to $195.1 million for the full year 2022 compared to the full year 2021.

MoneyLion recorded a net loss of $136.2 million for the fourth quarter of 2022 versus a net loss of $32.2 million in the fourth quarter of 2021 and a net loss of $190.3 million for the full year 2022 versus a net loss of $169.5 million for the full year 2021, which was primarily driven by a one-time non-cash goodwill impairment loss of $136.8 million in the fourth quarter and full year of 2022. Adjusted EBITDA was ($5.6) million for the fourth quarter of 2022 versus ($31.9) million in the fourth quarter of 2021 and ($63.3) million for the full year 2022 versus ($67.1) million for the full year 2021, when adjusted for the following non-operating costs:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(136,241)	$(32,220)	$(190,301)	$(169,484)
Add back:
Interest related to corporate debt	3,180	1,232	10,117	6,179
Income tax expense (benefit)	3,949	15	(24,399)	56
Depreciation and amortization expense	6,089	890	21,673	2,392
Changes in fair value of warrant liability	(648)	(14,681)	(7,923)	39,629
Changes in fair value of subordinated convertible notes	-	-	-	41,877
Change in fair value of contingent consideration from mergers and acquisitions	(27,220)	10,838	(41,254)	10,838
Goodwill impairment loss	136,760	-	136,760	-
Stock-based compensation expense	5,960	2,613	19,603	5,039
One-time expenses	2,544	2,804	12,432	9,051
Less:
Origination financing cost of capital	-	(3,354)	-	(12,718)
Adjusted EBITDA	$(5,632)	$(31,863)	$(63,296)	$(67,140)

Customer, Origination and Product Growth

Total Customers grew 97% year-over-year to 6.5 million for the full year 2022. Total Products of 12.9 million was up 60% year-over-year for the full year 2022. Total Originations grew 28% year-over-year to $496 million for the fourth quarter of 2022 and grew 65% year-over-year to $1.8 billion for the full year 2022.

Q1 2023 Financial Guidance:

For the first quarter of 2023, MoneyLion expects:

●	Adjusted Revenue of approximately $85 to $88 million

●	Adjusted Gross Profit margin of 58% to 62%

●	Adjusted EBITDA of approximately ($4) to $0 million

(1) Adjusted Revenue, Adjusted Gross Profit and Adjusted EBITDA are non-GAAP measures. Refer to the definitions in the discussion of non-GAAP financial measures and the accompanying reconciliations below.

*	Based on information available to MoneyLion as of the date of this release and subject to the completion of its annual closing procedures and review by MoneyLion’s independent registered public accounting firm.

Conference Call

MoneyLion will hold a conference call today at 8:30 a.m. ET to discuss its fourth quarter and full year 2022 results. A live webcast will be available on MoneyLion’s Investor Relations website at investors.moneylion.com. Please dial into the conference 5-10 minutes prior to the start time and ask for the MoneyLion fourth quarter and full year 2022 earnings call.

Toll-free dial-in number: 1-877-502-7184

International dial-in number: 1-201-689-8875

Following the call, a replay and transcript will be available on the same website.

About MoneyLion

MoneyLion is a leader in financial technology, powering the next generation of personalized products and content - with a top finance mobile app for consumers, a premier embedded finance platform & API for enterprise businesses and a world-class media arm. MoneyLion’s mission is to positively change people’s financial path by rewiring the financial system and empowering them with greater financial literacy and access. In our app, we deliver curated content through a tailored feed that engages people to learn and share. People take control of their money life with our innovative financial products and marketplace, seamlessly bringing together the best offers and content from MoneyLion and our 1,000+ enterprise partner network, together in one experience. MoneyLion’s technology for enterprise provides the definitive search engine and marketplace for financial products, enabling any company to add embedded finance to their business, with advanced data and tools through our enterprise platform. Established in 2013, MoneyLion connects millions of people with the financial content and products they need, when and where they need it.

For more information about the company, visit www.moneylion.com. For investor information and updates, visit investors.moneylion.com and follow @MoneyLionIR on Twitter.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding, among other things, MoneyLion’s financial position, results of operations, cash flows, prospects and growth strategies. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MoneyLion’s management, are subject to a number of risks and uncertainties and are not predictions of actual performance. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of MoneyLion.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, among other things: factors relating to the business, operations and financial performance of MoneyLion, including market conditions and global and economic factors beyond MoneyLion’s control; MoneyLion’s ability to acquire, engage and retain customers and clients and sell or develop additional functionality, products and services to them on the MoneyLion platform; MoneyLion’s reliance on third-party partners, service providers and vendors, including its ability to comply with applicable requirements of such third parties; demand for and consumer confidence in MoneyLion’s products and services, including as a result of any adverse publicity concerning MoneyLion; any inaccurate or fraudulent information provided to MoneyLion by customers or other third parties; MoneyLion’s ability to realize strategic objectives and avoid difficulties and risks of any acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures and other transactions; MoneyLion’s success in attracting, retaining and motivating its senior management and other key personnel; MoneyLion’s ability to renew or replace its existing funding arrangements and raise financing in the future, to comply with restrictive covenants related to its long-term indebtedness and to manage the effects of changes in the cost of capital; MoneyLion’s ability to achieve or maintain profitability in the future; intense and increasing competition in the industries in which MoneyLion and its subsidiaries operate; risks related to the proper functioning of MoneyLion’s information technology systems and data storage, including as a result of cyberattacks, data security breaches or other similar incidents or disruptions suffered by MoneyLion or third parties upon which it relies; MoneyLion’s ability to protect its intellectual property and other proprietary rights and its ability to obtain or maintain intellectual property, proprietary rights and technology licensed from third parties; MoneyLion’s ability to comply with extensive and evolving laws and regulations applicable to its business and the outcome of any legal or governmental proceedings that may be instituted against MoneyLion; MoneyLion’s ability to establish and maintain an effective system of internal controls over financial reporting; MoneyLion’s ability to maintain the listing of MoneyLion’s Class A common stock and of MoneyLion’s publicly traded warrants to purchase MoneyLion Class A common stock on the New York Stock Exchange and any volatility in the market price of MoneyLion’s securities; and factors discussed in MoneyLion’s filings with the Securities and Exchange Commission. There may be additional risks that MoneyLion presently knows or that MoneyLion currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward-looking statements reflect MoneyLion’s expectations, plans or forecasts of future events and views as of the date of this press release. MoneyLion anticipates that subsequent events and developments will cause its assessments to change. However, while MoneyLion may elect to update these forward-looking statements at some point in the future, MoneyLion specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing MoneyLion’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Financial Information; Non-GAAP Financial Measures

Some of the financial information and data contained in this press release, such as Adjusted Revenue, Adjusted Gross Profit and Adjusted EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). MoneyLion management uses these non-GAAP measures for various purposes, including as measures of performance and as a basis for strategic planning and forecasting. MoneyLion believes these non-GAAP measures of financial results provide relevant and useful information to management and investors regarding certain financial and business trends relating to MoneyLion’s results of operations. MoneyLion’s method of determining these non-GAAP measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and MoneyLion does not recommend the sole use of these non-GAAP measures to assess its financial performance. MoneyLion management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MoneyLion’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. You should review MoneyLion’s financial statements, which are included in MoneyLion’s filings with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate MoneyLion’s business.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure are set forth below. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, which could be material based on historical adjustments. Accordingly, a reconciliation is not available without unreasonable effort.

Definitions:

Adjusted Revenue: A non-GAAP measure, defined as total revenues, net plus amortization of loan origination costs less provision for loss on subscription receivables, provision for loss on fees receivables and revenue derived from phased out products.

Adjusted Gross Profit: A non-GAAP measure, defined as gross profit less revenue derived from phased out products.

Adjusted EBITDA: A non-GAAP measure, defined as net income (loss) plus interest expense related to corporate debt, income tax expense (benefit), depreciation and amortization expense, change in fair value of warrants, change in fair value of subordinated convertible notes, change in fair value of contingent consideration from mergers and acquisitions, goodwill impairment loss, stock-based compensation and one-time expenses less origination financing cost of capital.

Total Customers: Defined as the cumulative number of customers that have opened at least one account, including banking, membership subscription, secured personal loan, cash advance, managed investment account, cryptocurrency account and customers that are monetized through our marketplace and affiliate products. Total Customers also include customers that have submitted for, received or clicked on at least one marketplace loan offer. Previously, Total Customers included all customers that submitted for or clicked on an offer through our marketplace but were not necessarily monetized, which we changed beginning in the third quarter of 2022 in order to more accurately reflect management’s view of our customers. Total Customers for all prior periods have been recast to present the updated definition of Total Customers.

Total Products: Defined as the total number of products that our Total Customers have opened, including banking, membership subscription, secured personal loan, cash advance, managed investment account, cryptocurrency account and monetized marketplace and affiliate products, as well as customers who signed up for our financial tracking services (with either credit tracking enabled or external linked accounts), whether or not the customer is still registered for the product. Total Products also include marketplace loan offers that our Total Customers have submitted for, received or clicked on through our marketplace. If a customer has funded multiple secured personal loans or cash advances or opened multiple products through our marketplace, it is only counted once for each product type. Previously, Total Products included all products for which our Total Customers submitted or clicked on an offer but were not necessarily monetized, which we changed beginning in the third quarter of 2022 in order to more accurately reflect management’s view of our products. Total Products for all prior periods have been recast to present the updated definition of Total Products.

Total Originations: Defined as the dollar volume of the secured personal loans originated and cash advances funded within the stated period. All originations were originated directly by MoneyLion.

Enterprise Partners: Composed of Product Partners and Channel Partners. Product Partners are the providers of the financial and non-financial products and services that we offer in our marketplaces, including financial institutions, financial service providers and other affiliate partners. Channel Partners are organizations that allow us to reach a wide base of consumers, including but not limited to news sites, content publishers, product comparison sites and financial institutions.

MONEYLION INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(dollar amounts in thousands)

	Twelve Months Ended December 31,
	2022	2021
Revenue
Service and subscription revenue	$330,598	$164,073
Net interest income on loan receivables	10,147	7,002
Total revenue, net	340,745	171,075
Operating expenses
Provision for credit losses on consumer receivables	99,753	60,749
Compensation and benefits	99,603	45,693
Marketing	37,245	43,170
Direct costs	106,419	44,130
Professional services	32,650	19,847
Technology-related costs	21,536	9,210
Other operating expenses	42,216	21,628
Total operating expenses	439,422	244,427
Net loss before other (expense) income and income taxes	(98,677)	(73,352)
Interest expense	(29,799)	(7,251)
Change in fair value of warrant liability	7,923	(39,629)
Change in fair value of subordinated convertible notes	—	(41,877)
Change in fair value of contingent consideration from mergers and acquisitions	41,254	(10,838)
Goodwill impairment loss	(136,760)	—
Other income	1,359	3,519
Net loss before income taxes	(214,700)	(169,428)
Income tax expense (benefit)	(24,399)	56
Net loss	$(190,301)	$(169,484)

MONEYLION INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	December 31,	December 31,
	2022	2021
Assets
Cash	$115,864	$201,763
Restricted cash, including amounts held by variable interest entities (VIEs) of $36,235 and $39,396	37,845	44,461
Consumer receivables	169,976	153,741
Allowance for credit losses on consumer receivables	(24,841)	(22,323)
Consumer receivables, net, including amounts held by VIEs of $113,963 and $92,796	145,135	131,418
Enterprise receivables	19,017	6,002
Property and equipment, net	2,976	1,801
Intangible assets, net	194,247	25,124
Goodwill	26,600	52,541
Other assets	54,658	28,428
Total assets	$596,342	$491,538
Liabilities and Stockholders’ Equity
Liabilities:
Secured loans	$88,617	$43,591
Accounts payable and accrued liabilities	58,129	36,868
Warrant liability	337	8,260
Other debt, including amounts held by VIEs of $143,394 and $143,000	143,394	143,000
Other liabilities	34,731	38,135
Total liabilities	325,208	269,854
Commitments and contingencies (Note 16)
Redeemable convertible preferred stock (Series A), $0.0001 par value; 45,000,000 and 0 shares authorized as of December 31, 2022 and December 31, 2021, respectively, 25,655,579 shares issued and outstanding as of December 31, 2022 and 0 shares issued and outstanding as of December 31, 2021	173,208	—
Stockholders’ equity:
Class A Common Stock, $0.0001 par value; 2,000,000,000 shares authorized as of December 31, 2022 and December 31, 2021, 258,590,373 and 257,620,373 issued and outstanding, respectively, as of December 31, 2022 and 231,452,448 and 230,482,448 issued and outstanding, respectively, as of December 31, 2021	26	23
Additional paid-in capital	766,814	701,234
Accumulated deficit	(659,214)	(469,873)
Treasury stock at cost, 970,000 shares at December 31, 2022 and December 31, 2021	(9,700)	(9,700)
Total stockholders’ equity	97,926	221,684
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$596,342	$491,538

MONEYLION INC.

RECONCILIATION OF REVENUE TO ADJUSTED REVENUE

(dollar amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Total revenues, net	$94,943	$55,548	$340,745	$171,075
Add back:
Amortization of loan origination costs	218	1,461	1,020	2,500
Less:
Provision for credit losses on receivables - subscription receivables	(1,214)	(966)	(5,231)	(3,170)
Provision for credit losses on receivables - fees receivables	(1,496)	(2,039)	(8,253)	(5,604)
Revenue derived from products that have been phased out	(7)	(5)	(28)	114
Adjusted Revenue	$92,445	$53,999	$328,253	$164,915

MONEYLION INC.

RECONCILIATION OF REVENUE TO ADJUSTED GROSS PROFIT

(dollar amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Total revenue, net	$94,943	$55,548	$340,745	$171,075
Less:
Cost of Sales
Direct costs	(26,992)	(12,799)	(106,419)	(44,130)
Provision for credit losses on receivables - subscription receivables	(1,214)	(966)	(5,231)	(3,170)
Provision for credit losses on receivables - fees receivables	(1,496)	(2,039)	(8,253)	(5,604)
Technology related costs	(3,050)	(1,859)	(10,447)	(6,352)
Professional services	(2,048)	(1,115)	(5,898)	(3,574)
Compensation and benefits	(2,499)	(1,030)	(8,951)	(3,836)
Other operating expenses	(95)	(96)	(438)	(259)
Gross Profit	$57,550	$35,644	$195,109	$104,150
Less:
Revenue derived from products that have been phased out	(7)	(5)	(28)	114
Adjusted Gross Profit	$57,543	$35,640	$195,081	$104,264

MONEYLION INC.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(dollar amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(136,241)	$(32,220)	$(190,301)	$(169,484)
Add back:
Interest related to corporate debt	3,180	1,232	10,117	6,179
Income tax expense (benefit)	3,949	15	(24,399)	56
Depreciation and amortization expense	6,089	890	21,673	2,392
Changes in fair value of warrant liability	(648)	(14,681)	(7,923)	39,629
Changes in fair value of subordinated convertible notes	-	-	-	41,877
Change in fair value of contingent consideration from mergers and acquisitions	(27,220)	10,838	(41,254)	10,838
Goodwill impairment loss	136,760	-	136,760	-
Stock-based compensation expense	5,960	2,613	19,603	5,039
One-time expenses	2,544	2,804	12,432	9,051
Less:
Origination financing cost of capital	-	(3,354)	-	(12,718)
Adjusted EBITDA	$(5,632)	$(31,863)	$(63,296)	$(67,140)

Contacts

Sean Horgan

Head of Investor Relations, MoneyLion

O: (332) 258-7621

shorgan@moneylion.com

MoneyLion Communications

pr@moneylion.com